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                                                                    EXHIBIT 99.1

                                                                    News Release

CONTACTS:
Don Galletly, Weatherford  (713) 297-8466
John Oliver, GE Capital (203) 357-4346


                    Weatherford International and GE Capital
                       Announce Compression Joint Venture
               - One of the World's Largest Compression Fleets -

HOUSTON, TX and STAMFORD, CT, Feb. 3, 1999 - Weatherford International, Inc. (NYSE: WFT) and GE Capital announced today the formation of a joint venture between their compression groups, Weatherford Compression and Global Compression Services, Inc. The new company, Weatherford Global Compression Services, is 64 percent owned by Weatherford and 36 percent owned by GE Capital.

Bernard J. Duroc-Danner, Chairman and CEO of Weatherford, stated, "The merging of these two businesses makes industrial sense and is strategic for Weatherford. First and foremost, the need for compression is growing in sync with natural gas use worldwide and Weatherford Global will be a market leader. Second, the joint venture leverages Weatherford's extensive international infrastructure. It will be aided in that process by its strong, modern compression fleet available in the most desirable configurations. Finally, the combination allows for substantial savings."

The Weatherford Global joint venture brings together more than 30 years of experience in the natural gas compression industry. In 1998, the respective fleets generated a total of approximately $250 million in revenue and $67.5 million of EBITDA. In addition to a fleet of more than 4,000 units, which represents 1.0 million horsepower, Weatherford Global offers a comprehensive range of compression services, including total compression management (covering turnkey installation and operation of compression applications of any size), maintenance and reconditioning services.

Robert F. Stiles has been named President of Weatherford Global Compression Services. Mr. Stiles was formerly President of Weatherford Artificial Lift Systems. Weatherford Global Compression Services will be headquartered at 1231 Greenway Drive, Suite 990, Irving, Texas 75038.

Houston-based Weatherford International, Inc. is one of the world's largest providers of engineered products and services to the drilling and production segments of the oil and gas industry.

GE Capital, with assets of more than $300 billion, is a global, diversified financial services company with 28 specialized businesses. A wholly owned subsidiary of General Electric Company, GE Capital, based in Stamford, Connecticut, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.